Exhibit 99.2

Tweets, tweeted by VMware, dated August 22, 2019:

1.

Today, $VMW announced it will acquire $PVTL. Positions VMware to deliver the most comprehensive enterprise-grade Kubernetes-based portfolio for Modern Applications. You can learn more about the transaction here: www.vmware.com/go/pivotal.

2.

Today, $VMW announced it will acquire $CBLK. At close, the combined companies will create highly differentiated, intrinsic security cloud that will protect workloads and clients. You can learn more about the transaction here: www.vmware.com/go/carbonblack.

3.	Our FY20 Q2 webcast has begun. Follow along for highlights of #VMware CEO @pgelsinger’s remarks on $VMW Q1 results. https://edge.media-server.com/mmc/p/etwch3gn

4.	Together with #Heptio and Pivotal, VMware will offer a comprehensive Kubernetes-based portfolio to build, run and manage modern applications on any cloud. $VMW $PVTL

"The opportunity is clear and significant, the transition to kubernetes is underway, and the time to move decisively is now. With the acquisition of pivotal, vmware will go from the best infrastructure software company to the best infrastructure and developer software company. we can now serve our customers from hypervisor to developer tooling, as they embark on the journey to cloud and undertake the biggest modernization in history. we are proud to bring this company into vmcare." pat gelsinger chief executive officer q2 fy2020 earnings call

5.

By bringing Carbon Black into the family, VMware will take a huge step forward and deliver an enterprise-grade platform to protect workloads, applications and networks — from device to cloud. $VMW $CBLK

6.

With both companies, VMware will be THE vendor able to deliver software solutions that enable customers to build, run, manage, connect and protect any app, on any cloud and any device. $VMW $PVTL $CBLK

VMware "... we are thrilled to announce our intent to acquire pivotal and carbon black. it's an exciting day for vmware, as these acquisitions address critical priorities of CIOs, and will meaningfully expand our ability to power our customers' digital transformation." pat gelsinger chief executive officer q2 fy2020 earnings call

7.	Importation information for investors regarding the proposed Pivotal merger agreement can be found at: http://www.vmware.com/go/pivotal-announcement

8.	Importation information for investors regarding the Carbon Black tender offer can be found at:

http://www.vmware.com/go/carbonblack-announcement

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the Securities and Exchange Commission (“SEC”). The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This document contains forward-looking statements including, among other things, statements regarding the proposed acquisition of Carbon Black by VMware. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) disruption from the transaction making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the proposed acquisition on the market price of VMware’s common stock, credit ratings and operating results; and (10) the risk of litigation and regulatory actions related to the proposed acquisitions. These forward-looking statements are made as of the date hereof, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the SEC, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that

VMware may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this document.